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                                                                   EXHIBIT 12.1

                           MIDCOM COMMUNICATIONS INC.
                      STATEMENT RE: COMPUTATION OF RATIOS
                       RATIO OF EARNINGS TO FIXED CHARGES


                                                                                        NINE MONTHS ENDED
                                                YEARS ENDED DECEMBER 31,                  SEPTEMBER 30,
                                        -------------------------------------------     ------------------
                                        1991     1992      1993      1994      1995       1995       1996
RATIO OF EARNINGS TO FIXED CHARGES

Earnings:
        Pre-tax income                (2,476)     650      (478)    (3,012)  (29,351)   (8,926)   (77,420)
        Fixed charges (see below)        817    1,092     1,555      3,349     6,121     4,658      6,653
                                      ------------------------------------------------  -----------------
          Total earnings              (1,659)   1,742     1,077        337   (23,230)   (4,268)   (70,767)
                                      ------------------------------------------------  -----------------

Fixed Charges:
        Interest expense                 685      951     1,368      2,965     5,288     4,105      5,959
        Interest - rental expense (1)    132      141       187        384       833       553        694
                                      ------------------------------------------------  -----------------
        Total fixed charges              817    1,092     1,555      3,349     6,121     4,658      6,653
                                      ------------------------------------------------  -----------------


Ratio of earnings to fixed charges     (2.03)    1.60      0.69       0.10     (3.79)    (0.92)    (10.64)
Dollar amount of coverage deficiency  (2.476)      NA      (478)    (3.012)  (29.351)   (8.926)   (77.420)
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Note: If fixed charges exceed earnings, the ration computation will indicate less than one-to-one coverage. Per the regulations of the Securities and
      Exchange Commission, ratios less than one should not be presented.
      Instead, the registrant should state that earnings are inadequate to cover fixed charges and disclose the dollar amount of the deficiency.


(1) Estimated as follows:
        Rent expenses                    400      427       566      1,163     2,525     1,675      2,104
        Interest factor                   33%      33%       33%        33%       33%       33%        33%
                                      ------------------------------------------------  -----------------
         Interest - rental expense       132      141       187        384       833       553        694
                                      ------------------------------------------------  -----------------